UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 23, 2022

SKILLZ INC.
(Exact name of registrant as specified in its charter)

Delaware	001-39243	84-4478274
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
PO Box 445
San Francisco, California 94104
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (415) 762-0511

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	SKLZ	NYSE

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

On November 23, 2022, the Board of Directors (the “Board”) of Skillz Inc. (the “Company”) approved an award to Andrew Paradise, the Company’s Chairman and Chief Executive Officer, of restricted stock units (“RSUs”) having a grant date fair value of $25.875 million and performance stock units (“PSUs”) with a grant date fair value of $8.625 million (the “CEO Equity Award”) under the Company’s 2020 Omnibus Incentive Plan (the “Omnibus Plan”). Mr. Paradise may earn one share of the Company’s Class A common stock for each RSU and PSU that vests under the CEO Equity Award, as described below. The principal terms of the CEO Equity Award are summarized below.

In March 2022, the Board and Mr. Paradise agreed to cancel Mr. Paradise’s award of 16,119,640 performance stock units granted on September 14, 2021. Following the cancellation of this award, the Board and Mr. Paradise continued to discuss the terms of a potential equity grant. It is not expected that Mr. Paradise would be granted annual refresh equity awards for fiscal year 2023 or 2024.

The CEO Equity Award will be granted on January 1, 2023 (the “Grant Date”) under the Company’s Omnibus Plan. The number of PSUs and RSUs covered by the CEO Equity Award will be calculated using the 90-calendar day volume weighted average price (“VWAP”) for the Company’s Class A common stock as of December 31, 2022, which is the day prior to the Grant Date.

The RSUs will vest 25% on the first anniversary of the Grant Date and the remainder will vest in substantially equal quarterly installments over the following 12 calendar quarters (such that the RSUs will be fully vested after four years of service), in each case subject to Mr. Paradise’s continued service with the Company, whether as Chief Executive Officer or Executive Chairman and Chief Product Officer (“Service”).

The PSUs will vest over four one-year performance periods (each one year, a “Performance Period”), beginning on January 1 of each year (starting with the Grant Date), subject to achievement of annual Company goals to be established by the Compensation Committee (the “Performance Goals”), subject to Mr. Paradise’s continued Service with the Company. The CEO Equity Award PSUs and performance stock units granted to other executives will have the same performance goals for the same performance periods.

In the event that Mr. Paradise’s Service with the Company terminates for any reason, or Mr. Paradise breaches any written restrictive covenant agreement with the Company, any part of the CEO Equity Award that is not then vested will terminate and be cancelled immediately upon such termination of Service.

Upon a Change in Control (as defined in the Omnibus Plan), the RSUs will be treated in accordance with the Company’s Executive Severance and Change in Control Plan (the “Executive Severance Plan”). If a Change of Control (as defined in the Omnibus Plan) occurs during a Performance Period, (i) the Compensation Committee will determine to what extent the Performance Goals have been achieved with respect to the applicable Performance Period as of the date of such Change in Control and (ii) the number of PSUs for which the Performance Goals were achieved will be pro-rated based on the number of days in such Performance Period prior to the date of the Change of Control. Such PSUs will cease to be subject to any further Performance Goals following the Change in Control and will vest at the end of such Performance Period subject to Mr. Paradise’s continued Service through the last day of such Performance Period, provided, that such PSUs will vest in full on a CIC Qualifying Termination, as such term is defined in the Executive Severance Plan. Any PSUs for which the Performance Goals were not achieved as of the date of the Change in Control or that relate to future Performance Periods will be forfeited.

Prior to the grant of the CEO Equity Award, Mr. Paradise’s unvested equity compensation consisted of (i) performance-based stock options granted at the time the Company became public which will not begin to vest until the VWAP per share on the New York Stock Exchange of the Company’s Class A common stock over a ten trading day period equals or exceeds $55.32, (ii) 62,284 shares of restricted stock acquired in connection with the early exercise of options granted prior to the Company becoming public, which are subject to monthly vesting through April 2023 and (iii) 3,720,484, shares of restricted stock acquired in connection with the early exercise of options granted prior to the Company becoming public, which are subject to quarterly vesting through April 2024.

The foregoing summary of the terms of the CEO Equity Award does not purport to be complete and is qualified in its entirety by reference to the award agreement for the CEO Equity Award, a copy of which is attached as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description
10.1	CEO Equity Award Agreement, dated November 23, 2022
104	Cover Page Interactive Data File (formatted as inline XBRL Document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SKILLZ INC.

	By:	/s/ Charlotte J. Edelman
	Name:	Charlotte J. Edelman
	Title:	General Counsel and Secretary
Date: November 30, 2022